Exhibit 4.2

BUSINESS FINANCING AGREEMENT

Borrowers:	LILIEN SYSTEMS 3375 Scott Blvd., Suite 440 Santa Clara, CA 95054	Lender:	BRIDGE BANK, National Association 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

SVSOREX GOVERNMENT SERVICES, INC. 3375 Scott Blvd., Suite 440 Santa Clara, CA 95054

This BUSINESS FINANCING AGREEMENT, dated as of March 15,2013, is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender’’), on the one hand, and LILIEN SYSTEMS, a California corporation (“Lilien”), and SYSOREX GOVERNMENT SERVICES, INC., a Virginia corporation (“SGSI”) (Lilien and SGSI are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), on the other hand, on the following terms and conditions:

1.

REVOLVING CREDIT LINE.

1.1

Revolving Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make advances (“Revolving Advances”) to Borrowers not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Revolving Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and, subject to the terms and conditions hereof, reborrowed during the term of this Agreement. It shall be a condition to each Revolving Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct on the date of such Revolving Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Revolving Advance.

1.2

Revolving Advance Requests. Borrowers may request that Lender make a Revolving Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrowers to Lender on or with the Advance Request. Lender may honor Advance Requests, instructions or repayments given by any Authorized Person. So long as all of the conditions for a Revolving Advance set forth herein have been satisfied, Lender shall fund such Revolving Advance within one business day of Lender’s receipt of the applicable Advance Request.

1.3

Due Diligence. Lender may audit each Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s reasonable (from the perspective of a secured commercial lender) discretion and at Borrowers’ expense, at any time and from time to time upon advance notice to Borrowers (unless an Event of Default has occurred and is continuing, in which case no notice shall be required), but in no event less frequently than semi-annually. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrowers’ books or records pertaining to the Collateral are in the possession of a third party, each Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4

Collections. Lender shall have the exclusive right to receive all Collections on all Receivables. Each Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections such Borrower receives, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”). Each Borrower shall use the lockbox address as the remit to and payment address for all of such Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or the lockbox is not operational within 60 days of the date of this Agreement. Lender shall credit Collections with respect to Receivables received by Lender to Borrowers’ Account Balance within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collection is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges shall continue to accrue thereon. All Collections received to the lockbox or otherwise received by Lender will, until credited as above provided, be deposited to a non-interest bearing cash collateral account maintained with Lender and Borrowers will not have access to that account. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5

Receivables Activity Report. Within 30 days after the end of each Monthly Period, Lender shall send to Borrowers a report covering the transactions for that Monthly Period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrowers make written objection to Lender within 30 days after the Lender sends the accounting to Borrowers.

1.6

Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, the applicable Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Receivable exceed 2% of its original Receivable Amount unless Borrowers have obtained the prior written consent of Lender. So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrowers are to resell it for Lender’s account at Borrowers’ expense with the proceeds made payable to Lender. While any Borrower retains possession of any returned goods, such Borrower shall segregate said goods and mark them as property of Lender.

1.7

Recourse; Maturity. Revolving Advances and the other Obligations shall be with full recourse against Borrowers. On the Revolving Advances Maturity Date, Borrowers will pay all then outstanding Revolving Advances and other Obligations to Lender or such earlier date as shall be herein provided.

1.8

Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrowers (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Revolving Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrowers in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letters of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.9

Cash Management Services. Borrowers may use availability hereunder up to the Cash Management. Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The entire Cash Management Sublimit will be treated as a Revolving Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

1.10

Foreign Exchange Facility. Borrowers may enter in foreign exchange forward contracts with Lender under which Borrowers commit to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Sublimit. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as a Revolving Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. Lender may terminate the FX Forward Contracts if an Event of Default occurs. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility.

1.11

Overadvances. Upon any occurrence of an Overadvance, Borrowers shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists. At all times when an Enhanced Covenant Period is in effect, Lender shall apply such prepayment toward outstanding Revolving Advances. At all other times, Lender shall apply such prepayment FIRST toward the Term Advance until the Term Advance is paid in full, and SECOND toward outstanding Revolving Advances.

1.12

Term Advance. Subject to the terms and conditions hereof, Lender agrees to make a term loan (“Term Advance”) to Borrowers on the Term Advance Closing Date, in an amount equal to the Term Advance Commitment. As used herein, “Term Advance Closing Date” means the date when each of the following conditions has been fulfilled to the satisfaction of Lender: (a) Lender’s confirmation that, after giving effect to the Term Advance, on a pro forma basis, no Overadvance shall occur, (b) all of the representations and warranties set forth in Section 3 shall be true and correct on the Term Advance Closing Date as though made at and as of each such date, (c) no Default has occurred and is continuing, or would result from the making of the Term Advance, and (d) the Closing Date has occurred.

1.13

Amortization.

(a)

Borrowers shall pay equal monthly principal reduction payments on the Term Advance, each in the amount of $41,667. Each such principal payment shall be due and payable on the first day of each month commencing on the first day of the sixth month following the Term Advance Closing Date and continuing on the first day of each succeeding month; provided that during such six month period during which no principal payments are due, Borrowers shall continue to pay the Finance Charge on the Term Advance in accordance with Section 2.1 of this Agreement On the Term Advance Maturity Date, Borrowers shall pay the entire remaining outstanding principal balance of the Term Advance in full. Borrowers may prepay the Term Advance at any time, in whole or in part, without penalty or premium, except as otherwise provided in Section 2.2(a). All principal amounts so repaid or prepaid may not be reborrowed. All prepayments shall be applied toward scheduled principal reductions payments owing under this Section 1.13(a) in inverse order of maturity.

(b)

Except at any time when an Enhanced Covenant Period is in effect, in addition to the scheduled monthly principal reduction payments required under Section 1.13(a) of this Agreement, Borrowers shall also make a prepayment of the Term Advance at any time when an Overadvance exists, in the amount of such Overadvance.

2.

Fees and Finance Charges.

2.1

Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender. Within 10 days of each Month End, Borrower shall pay to Lender any accrued and unpaid Finance Charge as of such Month End.

2.2

Fees.

(a)

Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrowers shall pay the Termination Fee to Lender; provided that if this Agreement, following Borrowers’ request and the consent of Lender (which consent shall not be unreasonably withheld), is transferred to an operating division of Lender other than the Capital Finance Group, the transfer will not be deemed a termination resulting in the payment of the Termination Fee; provided that Borrowers agree, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, and provided further than such transfer is not as a result of an Event of Default.

(b)

Facility Fee. Borrowers shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

(c)

Minimum Utilization Fee. Waived.

(d)

Letter of Credit Fees. Borrowers shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(e)

Maintenance Fee. Waived.

(f)

Cash Management and FX Forward Contract Fees. Borrowers shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(g)

Due Diligence Fee. Borrowers shall pay the Due Diligence Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

3.

REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants:

3.1

No representation, warranty or other statement of such Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

3.2

Such Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

3.3

The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with such Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which such Borrower is bound. Such Borrower is not in default under any agreement to which or by which it is bound.

3.4

Such Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

3.5

Such Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement. Such Borrower is located at its address for notices set forth in this Agreement.

3.6

If such Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

3.7

All of the conditions precedent to the “Closing” as defined in the Purchase Agreement have been fulfilled other than the payment of the purchase price due at such Closing. Immediately upon the funding of the initial Revolving Advances, the “Closing” under the Purchase Agreement shall be consummated in accordance with the terms and conditions thereof and all applicable laws, rules and regulations, and all right, title and interest of Seller in and to the Purchased Assets shall be conveyed to Parent, and Parent shall be the legal owner of the Purchased Assets free and clear of all claims and rights of third Persons, other than Permitted Liens.

4.

MISCELLANEOUS PROVISIONS. Each Borrower will:

4.1

Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to such Borrower’s business or operations and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower’’ under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

4.2

Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

4.3

Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

4.4

Maintain:

(a)

insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of such Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Borrower’s business. Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)

all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

Upon the request of Lender, Borrowers shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.5

Immediately transfer and deliver to Lender all Collections such Borrower receives.

4.6

Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.7

Immediately notify Lender if such Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business.

4.8

Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time. Lender has the right to require Borrowers to deliver financial information and statements to Lender more frequently than otherwise provided below; and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

Within 90 days of the fiscal year end, the annual financial statements of Parent, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion reasonably satisfactory to the Lender) by a Registered Public Accounting Firm of nationally recognized standing or a Certified Public Accountant reasonably acceptable to Lender. The statements shall be prepared on a consolidating and consolidated basis.

(b)

No later than 30 days after the end of each fiscal month (including the last period in each fiscal year), monthly financial statements of Parent, certified and dated by an authorized financial officer. The statements shall be prepared on a consolidating and consolidated basis.

(c)

Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by any Borrower to or from Borrowers’ auditor. If no management letter is prepared, Borrowers shall, upon Lender’s request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)

Electronic copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Parent (and/or the equivalent filings with the OTC PINK marketplace) concurrent with the date of filing with the Securities and Exchange Commission, or OTC PINK marketplace, as applicable.

(e)

Consolidating and consolidated financial projections covering a time period acceptable to Lender and specifying the assumptions used in creating the projections. Annual consolidating and consolidated projections shall in any case be provided to Lender no later than 30 days following the beginning of each fiscal year.

(f)

Within 30 days of the end of each month, a compliance certificate of Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrowers are taking and propose to take with respect thereto.

(g)

Within 10 days after the 15th and last day of each calendar month, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the 15th and last dayof the each calendar month.

(h)

Within 10 days after the 15th and last day of each calendar month, a detailed aging of each Borrower’s and Parent’s receivables by invoice or a summary aging by account debtor, together with payable aging, inventory analysis, deferred revenue report, and such other matters as Lender may request.

(i)

Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to each Borrower and as to each Guarantor as Lender may request.

4.9

Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the UCC) of such deposit account pursuant to documentation acceptable to Lender.

4.1 0

Provide to Lender:

(a)

promptly upon the execution hereof, the following documents which shall be in form satisfactory to Lender:

(i)

a Guaranty and Security Agreement by each of Parent and SFI in favor of Lender;

(ii)

a collateral pledge agreement by Parent in favor of Lender, pledging all of the capital stock of SFI and Lilien, and a collateral pledge agreement by SFI in favor of Lender, pledging all of the capital stock of SGSI;

(iii)

an Intellectual Property Security Agreement by each Borrower, Parent and SFI in favor of Lender;

(iv)

an intercompany subordination agreement by each Borrower, Parent, SFI, and Sysorex Arabia, in favor of Lender;

(v)

a collateral assignment of purchase agreement by Parent in favor of Lender;

(vi)

a warrant by Parent in favor of Lender to purchase a number of common shares equal to $75,000 divided by the lower of the 10 day average closing share price prior to the Closing Date or the price per share on the day prior to the Closing Date, which will have a six (6) month lock-up period from the effective date of the registration statement for the first secondary public offering by the Parent following the Closing Date (the “Lock-Up Period”), and will be exercisable until the later of (1) seven (7) years from the issue date and (2) six (6) months after the expiration of the Lock-Up Period;

(vii)

a subordination agreement by each of Qureishi and Sysorex;

(viii)

evidence that (x) Lilian’s combined cash and marketable securities as at February 28, 2013 is not less than $1,000,000, (y) Lilian’s Net Worth as at February 28, 2013 is greater than $1,000,000, and (z) Lilian’s Net Worth minus Excess Cash as at February 28, 2013 is at least $1,000,000. For purposes of this Section 4.10(a)(viii), “Net Worth” means (1) Lilian’s total assets as determined in accordance with GAAP, excluding any Excluded Assets other than Excess Cash, minus (2) Lilian’s total liabilities determined in accordance with GAAP, excluding any Excluded Liabilities, “Excess Cash” means Lilian’s combined cash and marketable securities in excess of $1 ,000,000 as at February 28, 2013, and “Excluded Assets” means Excess Cash, the capital stock of Lilien, Seller’s articles of organization, operating agreement or other organizational documents, minute books and other corporate records related to its limited liability company organization and capitalization, and any other assets of Seller as listed on Schedule 2.01(b) of the Lilian Disclosure Schedule attached to the Purchase Agreement;

(ix)

true and correct executed copies of the Purchase Agreement and all Purchase Documents;

(x)

evidence that all of the transactions contemplated by the Purchase Agreement have been duly consummated or shall be duly consummated immediately upon the funding of the initial Revolving Advances;

(xi)

evidence that all liens (including tax liens) encumbering any of the Collateral other than Permitted Liens have been satisfied and released, or will be released upon satisfaction of the secured obligation from the proceeds of the initial Advance;

(xii)

a subordination agreement from each of Geoffrey I. Lilien, Dhruv Gulati, and Bret R. Osborn; and

(xiii)

a lien subordination agreement from each of Avnet, Inc., and Synnex Corporation.

(b)

As soon as practicable but in no event later than May 15, 2013, evidence satisfactory to Lender that all deposit accounts of each Borrower (other than deposit accounts maintained at Lender) have been closed, and all funds on deposit therein have been transferred to deposit accounts maintained at Lender.

(c)

Satisfactory evidence that from the date of this Agreement and continuously thereafter until June 15, 2013, Borrowers have used their commercially reasonable best efforts to deliver to Lender a duly executed Collateral Access Agreement, in form and substance satisfactory to Lender, covering each of the locations listed on Exhibit B attached hereto.

(d)

As soon as practicable but in no event later than June 15, 2013, evidence satisfactory to Lender that the judgment lien recorded against SFI in favor of APA Properties No. 1 LP with the Fairfax Circuit Court, Fairfax County, Virginia, has been satisfied and removed from the public record.

(e)

As soon as practicable but in no event later than two business days after the Closing Date, the original certificates evidencing one hundred percent (1 00%) of the issued and outstanding Ownership Interests of Lilian, SGSI and SFI, together with undated stock powers with respect thereto, duly executed in blank, and in form and substance reasonably satisfactory to Lender.

(f)

No later than 24 hours after the initial Advance, proof that all outstanding payroll taxes owed by SGSI have been paid.

4.11

Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrowers or any Guarantor or any other obligor as Lender may request.

4.12

Maintain Borrowers’ combined financial condition as follows in accordance with GAAP, with compliance determined commencing with Borrowers’ financial statements for the period ended February 28, 2013:

(a)

Asset Coverage Ratio not at any time less than 1.4 to 1.0, tested as at the end of each month.

(b)

Combined revenues and Net Income not to deviate by more than 20% or $100,000 from the projections of combined revenues and Net Income approved by Borrowers’ boards of directors with respect to the rolling three month period ended on the date of determination, tested as at the end of each month except during an Enhanced Covenant Period.

(c)

Debt Service Coverage Ratio not at any time less than 1.5 to 1.0, tested as at the end of each month commencing on the first month following the commencement of an Enhanced Covenant Period.

4.13

Not make any Restricted Payments or any Investments, other than Permitted Restricted Payments and Permitted Investments.

4.14

Not issue any additional Ownership Interests.

5.

SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in the Collateral. No Borrower is authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in Borrower’s usual course of business. Each Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Each Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral. Borrowers shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.

POWER OF ATTORNEY. Each Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or such Borrower’s name, as Lender may choose; (ii) prepare, file and sign such Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to such Borrower for the purpose of collecting the Receivables; (v) endorse such Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of such Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any of such Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by each Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.

DEFAULT AND REMEDIES.

7.1

Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)

Failure to Pay. Borrowers fail to make a payment when due under this Agreement.

(b)

Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)

False Information. Any Borrower (or any Guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)

Death. Any Guarantor dies or becomes legally incompetent.

(e)

Voluntarv Bankruptcy or Receiver. Any Borrower (or any Guarantor) (i) files a voluntary bankruptcy petition, (ii) makes a general assignment for the benefit of creditors, (iii) seeks a receiver or similar official to be appointed for a substantial portion of its business, (iv) terminates its business, (v) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary insolvency proceeding, (vi) fails generally to pay its debt as it becomes due, or (vii) takes any action to authorize any of the foregoing.

(f)

Involuntary Bankruptcy or Receiver. A bankruptcy petition is filed against any Borrower (or any Guarantor), or a receiver or similar official is appointed for a substantial portion of any Borrower’s (or any Guarantor’s) business, and any of the following events occur: (i) the petition commencing the insolvency proceeding is not timely controverted; (ii) the petition commencing the insolvency proceeding is not dismissed within 45 calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the assets of, or to operate all or any substantial portion of the business of, such Borrower or Guarantor; or (iv) an order for relief shall have been issued or entered therein.

(g)

Judgments. Any judgments or arbitration awards are entered against any Borrower (or any Guarantor), or any Borrower (or any Guarantor) enters into any settlement agreementswith respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $100,000, and any of the foregoing shall continue in effect for a period of 15 days without being vacated, discharged, stayed or bonded pending appeal.

(h)

Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)

Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any Guarantor) or any of any Borrower’s Affiliates has obtained from anyone else or which any Borrower (or any Guarantor) or any of any Borrower’s Affiliates has guaranteed (otherthan trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(i)

Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)

Other Agreements. Any Borrower (or any Guarantor) or any of any Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Guarantor) or any of any Borrower’s Affiliates has with Lender or any Affiliate of Lender ..

(I)

Change of Control. Parent ceases to own and control, directly and indirectly, 100% of the capital ownership of each Borrower and each other non-individual Guarantor (other than Parent), or any of Nadir Ali, Dhruv Gulati, or Bret Osborn fails for any reason to serve actively in the day to day management of Borrowers and Guarantors, whether by reason of death, disability, resignation, action by the Board of Directors or shareholders of Borrowers and Guarantors, or otherwise, unless on or before 90 days following the date of such failure, a successor reasonably acceptable to Lender has commenced employment with Borrowers and Guarantors and is actively performing the functions of the departed individual.

(m)

Other Breach Under Agreement. Borrowers fail to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

(n)

Purchase Agreement. The “Closing” under the Purchase Agreement shall fail to be duly consummated immediately upon the funding of the initial Revolving Loans.

7.2

Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrowers; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1 (e) or 7.1 (f), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the UCC, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

8.

ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.

FEES, COSTS AND EXPENSES; INDEMNIFICATION. Borrowers will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrowers or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrowers or any Guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving any Borrower, any Receivable, the Collateral, any Account Debtor, or any Guarantor. Borrowers shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.

INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1

This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrowers concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrowers concerning this credit; and (c) are intended by Lender and Borrowers as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2

THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THEIR ADDRESSES SPECIFIE:D FOR NOTICES PURSUANT TO SECTION 11.

11.

NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrowers at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex. Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrowers shall indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

12.

DEFINITIONS AND CONSTRUCTION.

12.1

Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor’’ has the meaning in the UCC and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means a Revolving Advance or the Term Advance, as the context requires, and “Advances” means all Revolving Advances and the Term Advance.

“Advance Rate” means (a) 85% at all times when Dilution is less than 2%, and {b) 80% at all other times; in either case, or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrowers.

“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting {1) a Revolving Advance or, {2) on a one time basis, the Term Advance.

“Agreement” means this Business Financing Agreement.

“Affiliate” means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

“Asset Coverage Ratio” means Borrowers’ combined unrestricted cash and cash equivalents maintained with Lender, plus Eligible Receivables, divided by the total amount of the Obligations.

“Authorized Person” means any one of the individuals authorized to sign on behalf of Borrowers, and any other individual designated by any one of such authorized signers.

“Borrowing Base” means at any time the sum of (i) the Eligible Receivable Amount multiplied by the applicable Advance Rate plus (ii) the lesser of (x) the value of Eligible Inventory multiplied by the applicable Advance Rate or (y) the Inventory Sublimit minus (iii) the Term Reserve, the Rent Reserve, and such other reserves as Lender may deem proper and necessary from time to time.

“Cash Management Sublimif’ means $100,000.

“Closing Date” means the date of the initial Revolving Advance.

“Collateral” means all of each Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of such Borrower which is now or hereafter identified by such Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of such Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and {b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment. In no event shall the Collateral include, or Lender’s Lien attach to, any of the outstanding Ownership Interests of a Foreign Subsidiary in excess.of 65% of the issued and outstanding Ownership Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Ownership Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary if the pledge of a greater percentage would result in material adverse tax consequences to Borrowers or Parent.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other person or entity in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, or tangible Collateral, in each case, in form and substance satisfactory to Lender.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered. ·

“Credit Limit” means $5,000,000, which is intended to be the maximum amount of Revolving Advances at any time outstanding.

“Debt Service Coverage Ratio” means, for the rolling three month period ended on the date of determination, the ratio of (i) EBITDA for such period, to (ii) the sum of the current portion of Borrowers’ combined long term indebtedness for such period, plus Borrowers’ combined interest expense actually paid during such period.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Dilution” means, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Receivables determined to be dilutive by Lender in its sole discretion during this period, by (b) Borrowers’ consolidated net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Domestic Subsidiary’’ means any direct or indirect subsidiary of any Borrower or Parent organized under the laws of any state of the United States or the District of Columbia.

“Due Diligence Fee” means a payment of an annual fee equal to $900 due upon the date of this Agreement and $500 due upon each anniversary thereof so long as any Advance is outstanding or available hereunder.

“EBITDA” means Borrowers’ combined Net Income plus interest expense, depreciation expense and amortization expense.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)

The Receivable has been created by the applicable Borrower in the ordinary course of such Borrower’s business and without any obligation on the part of such Borrower to render any further performance.

(b)

There are no conditions which must be satisfied before the applicable Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)

The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)

The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against the applicable ·Borrower (including offsets for any “contra accounts” owed by such Borrower to the Account Debtor for goods purchased by such Borrower or for services performed for such Borrower).

(e)

The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)

The applicable Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)

The applicable Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. The Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by such Borrower as a foreign corporation authorized to transact business in such state.

(h)

The Receivable is owned by the applicable Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)

The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower; (2) at all times after June 15, 2013, the U.S. government or any agency or department of the U.S. government unless the applicable Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against such Borrower;

(3) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)

The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)

The Receivable does not arise from the sale of goods which remain in the applicable Borrower’s possession or under such Borrower’s control.

(I)

The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to the applicable Borrower under any other obligation which is evidenced by a promissory note.

(m)

the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 35% of the applicable Borrower’s aggregate dollar amount of all outstanding Receivables.

(n)

The Receivable is otherwise acceptable to Lender.

“Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Eligible Receivables.

“Enhanced Covenant Period” means at all times when all of the following conditions have been fulfilled and continue to be fulfilled to the satisfaction of Lender: (i) the Debt Service Coverage Ratio shall have exceeded 1.50:1.0 for six consecutive months following the Term Advance Closing Date, (ii) Borrowers’ most recent financial projections delivered pursuant to Section 4.8(e) evidence that the Debt Service Coverage Ratio shall continue to exceed 1.50:1.0 for the period covered by such projections, and (iii) no Event of Default or Default shall have occurred and be continuing.

“Equipment” means equipment and fixtures in which a Borrower has an interest.

“Event of Default” has the meaning set forth in Section 7 .1.

“Facility Fee” means a payment of an annual fee equal to 0.25 percentage points of the Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Finance Charge” means for each Monthly Period an interest amount equal to the Finance Charge Percentage of the average daily Account Balance outstanding during such Monthly Period.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 2.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Foreign Subsidiary’’ means any direct or indirect subsidiary of any Borrower or Parent that is not a Domestic Subsidiary.

“FX Sublimif’ means $250,000.

“GAAP” means generally accepted accounting principles consistently applied and used consistently with prior practices.

“GuarantorCsl” means, individually or collectively as the context requires, Parent, SFI, and every other Person who now or hereafter executes a.guaranty in favor of Lender with respect to the Obligations.

“Inventory” means and includes all of each Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them. ·

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lender’’ means Bridge Bank, National Association, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 1.8.

“Letters of Credit Obligation” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or by Lender’s Affiliate.

“Letter of Credit Sublimit” means $500,000.

“Month End” means the last calendar day of each Monthly Period.

“Monthly Period” means each calendar month.

“Net Income” means Borrowers’ combined net income after tax in accordance with GAAP.

“Obligations” means all liabilities and obligations of Borrowers (and each of them) to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Revolving Advances with respect to the FX Sublimit and the Letter of Credit Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base or (b) the amounts (if any) by which the total amount of the outstanding deemed Revolving Advances with respect to the FX Sublimit, the Letter of Credit Sublimit or the Cash Management Sublimit exceeds the FX Sublimit, the Letter of Credit Sublimit or the Cash Management Sublimit, respectively.

“Ownership Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in an entity (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Parent” means Sysorex Global Holdings Corp., a Nevada corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Indebtedness” means:

(a)

Indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)

Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)

Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $100,000 in total principal amount at any time outstanding.

(d)

Indebtedness incurred in the refinancing of any indebtedness set forth in (b) and (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers.

(e)

Subordinated Debt.

“Permitted Investments” means:

(a)

Investments by Parent in each Borrower.

(b)·

Investments by Parent in any other subsidiary existing on the date of this Agreement but no increases in such Investments.

(c)

Permitted Restricted Payments.

“Permitted Liens” means:

(a)

Liens securing the Obligations.

(b)

Liens with respect to property not consisting of Receivables securing any of the indebtedness described in clauses (b) and (c) of the definition of Permitted Indebtedness.

(c)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(d)

Liens securing Subordinated Debt, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(e)

Liens that are subordinated to the Liens securing the Obligations pursuant to a Lien Subordination Agreement acceptable to Lender.

“Permitted Restricted Payments” means (i) cash payments to Foreign Subsidiaries of Parent in an amount to not exceed, in any rolling twelve month period, $250,000 in the aggregate made by Borrowers and Guarantors; provided that both immediately before and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, or shall result therefrom, (ii) payments on Subordinated Debt to the extent permitted by the applicable subordination agreement, (iii) cash distributions to Parent in an amount necessary for Parent to make ordinary course of business expenditures; provided that both immediately before and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, or shall result therefrom, and (iv) until the earlier to occur of (x) the consummation of the first secondary public offering by the Parent following the Closing Date, and (y) March 15, 2015, other cash distributions to Parent in an amount not to exceed $250,000; provided that both immediately before and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, or shall result therefrom.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Prime Rate” means the greater of 3.25% per year or the variable per annum rate of interest most recently announced by Lender as its “Prime Rate.” Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.

“Purchase Agreement” means that certain Asset Purchase and Merger Agreement, dated as of March 1, 2013, between Parent, as Buyer, and Seller.

“Purchased Assets” means the assets of Seller acquired by Parent pursuant to the Purchase Agreement, including without limitation, all of the Ownership Interests of Lilien.

“Purchase Documents” means the Purchase Agreements together with any and all pills of sale, assignments and any and ;:~II other agreements, instruments and documents evidencing or executed in connection with the sale of the Purchased Assets by Seller to Parent.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means each Borrower’s rights to payment arising in the ordinary course of such Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Parent and its subsidiaries as prescribed by the Securities Laws.

“Rent Reserve” means a reserve for rent at leased locations subject to landlords liens, past due rent, and up to three months future rent that would be payable to a landlord that has not executed and delivered a Collateral Access Agreement.

“Restricted Payment” means (a) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt, (b) any distribution on account of any Ownership Interests of any Borrower or Parent, now or hereafter outstanding, (c) any purchase, redemption, retirement, sinking fund, or other direct or indirect acquisition for value any of Ownership Interests of any Borrower or Parent now or hereafter outstanding, (d) any distribution of assets to any shareholder, partner or member of any Borrower or Parent, whether in cash, assets, or in obligations of such Borrower or Parent, (e) any allocation or other set apart of any sum for the payment of any distribution on, or for the purchase, redemption or retirement of, any Ownership Interests of any Borrower or Parent, or (f) any other distribution by reduction of capital or otherwise in respect of any Ownership Interests of any Borrower or Parent.

“Revolving Advance” has the meaning given to such term in Section 1.1 of this Agreement.

“Revolving Advances Maturity Date” means March 15, 2015 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Seller’’ means Lilien, LLC, a Delaware limited liability company.

“SFI” means Sysorex Federal, Inc., a Delaware corporation.

“Subordinated Debt” means indebtedness of any Borrower that is expressly subordinated to the indebtedness of such Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Term Advance” has the meaning given to such term in Section 1.12 of this Agreement.

“Term Advance Closing Date” has the meaning given to such term in Section 1.12 of this Agreement.

“Term Advance Commitment” means $750,000.

“Term Advance Maturity Date” means March 15, 2015 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Term Advance Reserve” means a reserve against the Borrowing Base in an amount equal to the principal balance of the Term Advance as of the date of determination.

“Termination Fee” means a payment equal to 1.0% of the Credit Limit.

“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.

12.2

Construction:

(a)

In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or’’ has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrowers or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)

Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.

JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.

JUDICIAL REFERENCE PROVISION.

14.1

In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2

With the exception of the items specified in Section 14.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3

The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4

The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6

The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority’’ in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7

Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to emer equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10

THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.

EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrowers’ behalf, only with Borrower’s prior approval. Borrowers agree that Lender shall have the right to identify Borrowers by name in those materials.

16.

OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrowers owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrowers and Lender or its Affiliates.

17.

JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT.

17.1

Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Bank for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrower. Bank may bring a separate action or actions on each, imy, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

17.2

Primarv Obligation: Waiver of Marshaling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Bank of whatever remedies. they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Bank may at any time possess. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

17.3

Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep i.nformed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Bank for information, each Borrower hereby waives any and all rights it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

17.4

Continuing Liability. The liability of each Borrower under this Agreement and the Loan Documents to which Borrowers are a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code.

17.5

Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)

(1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Bank to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; and (6) all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled.

(b)

 its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Bank to institute suit against, or to exhaust any rights and remedies which Bank has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

(c)

(1) any rights to assert against Bank any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Bank; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of Bank’ rights or remedies against the other Borrowers; the alteration by Bank of the Obligations; any discharge of the other Borrowers’ obligations to Bank by operation of law as a result of Bank’ intervention or omission; or the acceptance by Bank of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.

(d)

Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Bank including any defense based upon an election of remedies by Bank under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by Bank under Section 1111 (b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Borrowers. Pursuant to California Civil Code Section 2856(b):

(i)

Each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(ii)

Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things: (1) Bank may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and (2) if Bank forecloses on any real property collateral pledged by the .other Borrowers: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Bank may collect from such Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(e)

Each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives: (i) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (ii) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

(f)

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810,2815,2819,2820,2821,2822,2825,2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9504,9505, AND 9507, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

17.6

Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Bank may, by action or inaction:

(a)

compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor;

(b)

release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof; or

(c)

release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

17.7

No Election. Bank shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Bank to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Bank’ right to proceed in any other form of action or proceeding or against other partiesunless Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Bank under this Agreement and the Loan Documents shall serve to diminish the liability of any Borrower under this Agreement and the Loan Documents to which Borrowers are a party except to the extent that Bank finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

17.8

Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Bank are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of any Borrower’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion . thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Bank shall have no obligation whatsoever to transfer or assign its interest in this Agreement and the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Bank is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Bank is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred in proceedings brought under the Bankruptcy Code) paid by Bank in connection therewith.

17.9

Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Loans and Borrowings, Bank have agreed, in lieu of maintaining separate loan accounts on Bank’ books in the name of each of the Borrowers, that Bank may maintain a single loan account under the name of all of both Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Loan Account shall be credited with all repayments of Obligations received by Bank, on behalf of Borrowers, from either Borrower pursuant to the terms of this Agreement.

17.1 0

Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that Bank shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Loans or any Borrowings, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Loans and all such Borrowings and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.

* * *

[remainder of this page intentionally left blank]

* * *

IN WITNESS WHEREOF, Borrowers and Lender have executed this Agreement on the day and year above written.

BORROWERS:		LENDER:

LILIEN SYSTEMS,		BRIDGE BANK, NATIONAL ASSOCIATION
a California corporation

By:	/s/ Nadir Ali	By:
Name:	Nadir Ali	Name:	Sarah Schmidt
Title:	Chairman	Title:	Senior Vice President

Address for Notices:		Address for Notices:

3375 Scott Blvd, Suite 440 Santa Clara, CA 95054 Fax: (703) 880-7219		Attn: Lee A. Shodiss, Senior Vice President 55 Almaden Blvd., Suite 150 San Jose, CA 95113 Tel: (408) 556-6502 Fax: (408) 423-8514

SYSOREX GOVERNMENT SERVICES, INC., a Virginia corporation

By:
Name:	Wendy Loundermon
Title:	President and Chief Financial Officer

Address for Notices:

3375 Scott Blvd., Suite 440 Santa Clara, CA 95054

BUSINESS FINANCING AGREEMENT

IN WITNESS WHEREOF, Borrowers and Lender have executed this Agreement on the day and year above written.

BORROWERS:		LENDER:

LILIEN SYSTEMS,		BRIDGE BANK, NATIONAL ASSOCIATION
a California corporation

By:		By:	/s/ Sarah Schmidt
Name:	Nadir Ali	Name:	Sarah Schmidt
Title:	Chairman	Title:	Senior Vice President

Address for Notices:		Address for Notices:

3375 Scott Blvd, Suite 440 Santa Clara, CA 95054 Fax: (703) 880-7219		Attn: Lee A. Shodiss, Senior Vice President 55 Almaden Blvd., Suite 150 San Jose, CA 95113 Tel: (408) 556-6502 Fax: (408) 423-8514

SYSOREX GOVERNMENT SERVICES, INC., a Virginia corporation

By:
Name:	Wendy Loundermon
Title:	President and Chief Financial Officer

Address for Notices:

3375 Scott Blvd., Suite 440 Santa Clara, CA 95054

BUSINESS FINANCING AGREEMENT

IN WITNESS WHEREOF, Borrowers and Lender have executed this Agreement on the day and year above written.

BORROWERS:		LENDER:

LILIEN SYSTEMS,		BRIDGE BANK, NATIONAL ASSOCIATION
a California corporation

By:		By:
Name:	Nadir Ali	Name:	Sarah Schmidt
Title:	Chairman	Title:	Senior Vice President

Address for Notices:		Address for Notices:

3375 Scott Blvd, Suite 440 Santa Clara, CA 95054 Fax: (703) 880-7219		Attn: Lee A. Shodiss, Senior Vice President 55 Almaden Blvd., Suite 150 San Jose, CA 95113 Tel: (408) 556-6502 Fax: (408) 423-8514

SYSOREX GOVERNMENT SERVICES, INC., a Virginia corporation

By:	/s/ Wendy Loundermon
Name:	Wendy Loundermon
Title:	President and Chief Financial Officer

Address for Notices:

3375 Scott Blvd., Suite 440 Santa Clara, CA 95054

BUSINESS FINANCING AGREEMENT

Exhibit A to Business Financing Agreement

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, NATIONAL ASSOCIATION (the “Lender”)

FROM:	Lilien Systems, a California corporation , and Sysorex Government Services, Inc., a Virginia corporation (the “Borrowers”)

The undersigned authorized officers of Lilien Systems, a California corporation (“Lilien”), and Sysorex Government Services, Inc., a Virginia corporation (“SGSI”), respectively (Lilien and SGSI are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), each hereby certifies that in accordance with the terms and conditions of the Business Financing Agreement between Borrowers and Lender (the “Agreement”), (i) Borrowers are in complete compliance for the period ending                        with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. Each officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required			Complies

Consolidating and consolidated monthly financial statements	Within 30 days of the end of each month		Yes	No

Compliance Certificate	Within 30 days of the end of each calendar month		Yes	No

NR & NP Agings and Borrowing Base Certificate	Prior to or concurrent with the initial Formula Advance and within 10 days after the 15th and last day of each calendar month thereafter		Yes	No

Consolidating and consolidated annual financial statements (CPA audited)	Within 90 days of each FYE		Yes	No

10K, 10Q, and 8-K reports (and/or the equivalent filings with the OTC PINK marketplace)	Current with SEC (and/or the OTC PINK marketplace, as applicable) filing dates		Yes	No

NR & Collateral Audit	Prior to the initial Formula Advance and annually thereafter		Yes	No

Board approved operating projections (including income statements, balance sheets and cash flow statements)	Within 30 days after the beginning of each fiscal year		Yes	No

Financial Covenant	Required	Actual		Complies

	1.4 to 1.00	to 1.00	Yes	No
Asset Coverage Ratio

Combine revenues and Net Income. not to negatively deviate by more than 20% or $100,000 from the projections of combined revenues and Net Income approved by Borrowers' boards of directors with respect to the rolling three month period ended on the date of determination

			Yes	No

Debt Service Coverage Ratio	1.50 to 1.00	to 1.00	Yes	No

Deposits
Deposits held at Bridge Bank: $
Deposits held outside of Bridge Bank: $

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER
Date:
Verified:
SIGNATURE		AUTHORIZED SIGNER
Date:
TITLE	Compliance Status	Yes	No

DATE

SIGNATURE

TITLE

DATE

Exhibit B to Business Financing Agreement

Locations of Collateral

Sysorex Global Holdings Corp-3375 Scott Blvd, Suite 440, Santa Clara, CA 95054

Sysorex Government Services, Inc. -13800 Coppermine Road, Suite 300, Herndon, VA 20171

Sysorex Federal, Inc.-5436 Heredity Lane, Gainesville, VA 20155

Lilien Systems -4 locations:

17 E. Sir Francis Drake Blvd, Suite 110, Larkspur, CA 94939

11235 SE 6th St., Suite 155, Bellevue, WA 98004

15220 NW Greenbrier Parkway, Suite 230, Beaverton, OR 97006

841 Bishop Street, Suite 2030, Honolulu, Hl96813